===========================================================================
Group Annuity
Certificate

===========================================================================

-  Purchase payment is payable in a single sum.
-  Annuity payments to begin on the settlement date.
-  This contract is nonparticipating. Dividends are not payable.

This annuity certificate summarizes the provisions of the Group Annuity Contract specified on the enrollment application. It does not amend or modify any of the provisions of the Group Contract. All rights, privileges and benefits are governed by the provisions of the Group Contract. The Group Contract may be inspected by the certificate owner or annuitant at the Contractholder's office during office hours.

If the annuitant is living on the Settlement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the Terms of the Group contract.

We issue this certificate in consideration of your enrollment application, and payment of the single purchase payment.

Signed for and issued by IDS Life Insurance Company, Minneapolis, Minnesota, as of the certificate date shown below.

THE GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT
FORMULA WHICH MAY RESULT IN BOTH  UPWARD AND  DOWNWARD  ADJUSTMENTS

IN CASH SURRENDER BENEFITS. Surrenders are available without market value adjustment on the last day of each certificate guarantee period.

President:

/s/ Richard W. Kling
    Richard W. Kling

Secretary:

/s/ William A. Stoltzmann
    William A. Stoltzmann

30368C

AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

ANNUITANT:                                           John Doe
CERTIFICATE NUMBER:                                  XXX-XXXXXX
CERTIFICATE DATE:                                    March 18, 1991
CERTIFICATE SETTLEMENT DATE:                         March 18, 2021

30368C                                                              (9/90)

===========================================================================
Guide to Certificate Provisions

===========================================================================

Definitions                           Important words and meanings/Page 3

The Annuity Contract                  Entire contract; Modification;
                                      Incontestability; Misstatement of
                                      birthdate/Page 4

Owner                                 Owner's rights; Trust/Custodial ownership;
                                      Change of ownership restricted/Page 4

Beneficiary and Payments to           Who is the beneficiary; Change of
Beneficiary                           beneficiary; Payments to beneficiary/

                                      Page 5

Purchase Payment                      Payment of the purchase payment/Page 5

Accumulation Value,                   How the accumulation value is
Cash Surrender Value, and             determined; How the market adjusted
Market Adjusted Value                 value is determined; Surrender of the
                                      certificate for the cash surrender value;
                                      TSA prohibited distributions; Annual
                                      statement of value/Page 6

Annuity Payment Plans                 When annuity payments begin; Different
                                      ways to receive annuity payments/Page 8

Table of Settlement Rates             Table showing monthly annuity payment
                                      amounts for the various plans/Page 9

30368C

                              CERTIFICATE DATA

GROUP CONTRACTHOLDER:        CITIZENS BANK OF                GROUP
                             RHODE ISLAND                    CONTRACT
                             AS TRUSTEE OF THE               NUMBER: 30368C-GP1

                             MARKET VALUE ANNUITY
                             GROUP TRUST

GROUP ANNUITY CERTIFICATE OWNER:                            John Doe
PURCHASE PAYMENT:                                           $100,000.00
INITIAL GUARANTEE RATE:                                      8.00%
INITIAL GUARANTEE PERIOD:                                    5 Years
ACCUMULATION VALUE AT END OF INITIAL GUARANTEE PERIOD:      $146,932.81

                               Surrender Charge Percentage
                       (Applied  to  Market  Adjusted  Value  Surrendered)

Guarantee      Contract  Years  as  measured  from  the  beginning  of  a

Period         Guarantee  Period

               1       2      3       4      5       6      7       8

  1 Year       1%

  2 Years      2%      1%

  3 Years      3%      2%     1%

  4 Years      4%      3%     2%      1%

  5 Years      5%      4%     3%      2%     1%

  6 Years      6%      5%     4%      3%     2%      1%

  7 Years      7%      6%     5%      4%     3%      2%     1%

  8 Years      8%      7%     6%      5%     4%      3%     2%      1%

  9 Years      8%      7%     6%      5%     4%      3%     2%      1%

 10 Years      8%      7%     6%      5%     4%      3%     2%      1%

30368C

For renewal guarantee periods, the surrender charge percentages will be based on the lesser of:

        1.    The  length  of  the  new  guarantee  period,  or
        2.    The  number  of  years  remaining  until  the  eighth  certificate anniversary.

There are no surrender charges on the last day of a guarantee period. There will never be surrender charges beyond the eighth certificate anniversary.

ANNUITANT:                                   John Doe
CERTIFICATE NUMBER:                          XXX-XXXXXX
CERTIFICATE DATE:                            December 6, 1990
CERTIFICATE SETTLEMENT DATE:                 December 6, 2010

30368C

===========================================================================
Definitions

===========================================================================

The following words are used often in this certificate. When we use these words, this is what we mean:

The annuitant

The person on whose life monthly annuity payments depend.

you, your, owner

The owner of this certificate. The owner may be someone other than the annuitant. The owner is shown in the enrollment application unless the owner has been changed as provided in this certificate.

we, our, us

IDS Life Insurance Company

certificate date

It is the date from which certificate anniversaries, certificate years, and certificate months are determined. Your certificate date is shown under certificate data, in the certificate.

certificate anniversary

The same day and month as the certificate date each year that the certificate remains in force.

initial guarantee period

The period during which the initial guarantee rate will be credited. It is shown under certificate data, in the certificate.

initial guarantee rate

The rate of interest credited to the purchase payment as described in the accumulation value section. It is shown under certificate data, in the certificate.

30368C
renewal guarantee period

A renewal guarantee period will begin at the end of each guarantee period. It is determined in accordance with the terms of the certificate.

renewal guarantee rate

The rate of interest credited to the renewal value as described in the accumulation value section.

renewal date

The first day of a renewal guarantee period. It will always be on a certificate anniversary.

current rate

The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

accumulation value

The value of the purchase payment plus interest credited, adjusted for any surrenders.

market adjusted value

The accumulation value adjusted by the market adjusted value formula.

market value adjustment

The market adjusted value minus the accumulation value.

renewal value

The accumulation value at the end of the guarantee period.

cash surrender value

The market adjusted value less any applicable surrender charge.

30368C
written request

A request in writing signed by you and delivered to us at our home office.

settlement

The application of the market adjusted value of a certificate to provide annuity payments.

settlement date

The date on which annuity payments are to begin under a certificate. This date may be changed as provided in the certificate.

Code

The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this certificate.

TSA

A Tax Sheltered Annuity as described in Section 403(b) of the Code.

30368C

===========================================================================
The Annuity Contract

===========================================================================

What is the entire contract?

The entire contract consists of the Group Contract, the application of the Group Contractholder, which is attached to the Group Contract, and the enrollment application.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our agents or other persons has the authority to change or waive any of our rights or requirements under the contract.

In issuing this certificate, we have relied upon the applications. The statements contained in the applications are, in the absence of fraud, considered representations and not warranties. No statements made in connection with the applications will be used by us to void the certificate or to deny a claim unless that statement is part of the applications.

Can the contract be modified?

The contract may be modified by a written agreement with the contractholder signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary). No modification will affect the amount or term of your certificate unless it is required to conform the contract to any Federal or State statutes.

We reserve the right to modify the contract to the extent necessary to qualify a certificate issued under the contract, if purchased as part of a qualified plan under Section 401 or 403 of the Code, or purchased as part of a deferred compensation plan under Section 457 of the Code, as part of such a plan as described in Sections 401, 403 or 457 of the Code or under any other applicable section of the Code.

When will the certificate become incontestable?

After this certificate has been in force during the annuitant's lifetime for two years from the date of issue, we cannot contest the certificate.

30368C

What if the annuitant's birthdate has been misstated?

If the annuitant's birthdate has been misstated, payments under this certificate will be based on what would have been provided at the correct birthdate. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

What laws govern this contract?

This contract is governed by the law of the state in which it is delivered. The values and benefits of this certificate are at least equal to those required by such state.

30368C

===========================================================================
Owner

===========================================================================

What are your rights as owner of this certificate?

As long as the annuitant is living and unless otherwise provided in the contract, you may exercise all rights and privileges in the contract or allowed by us.

What are your rights as owner if you are a trust or custodial account?

If you are a tax qualified trust or tax qualified custodial account, then your trustees or custodians (or their successors) properly named by your trust or custodial agreement may exercise all rights and privileges provided in this certificate or allowed by us.

Can you change the ownership of this certificate?

This certificate may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under the applicable Sections 401, 403, 457, or other applicable sections of the Code.

However, if you are the trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, you may transfer ownership of this certificate to the annuitant or to a qualified successor trustee or custodian if permitted by the Code.

Or, if you are a trust or custodian or an employer as part of a qualified plan under Section 401 or 403 or a deferred compensation plan under Section 457 of the Code, you may transfer ownership of this certificate to the annuitant if permitted by the Code.

Any permitted transfers must be on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect subject to any action taken or payment made by us before the recording.

30368C

===========================================================================
Beneficiary and Payments To
Beneficiary

===========================================================================

What death benefits are paid if the annuitant or owner dies before settlement?

If the annuitant or owner dies before settlement while this certificate is in force, we will pay the beneficiary:

1. the greater of the market adjusted value or the purchase payment adjusted for any surrenders (if death occurred before the annuitant's attaining age 75); otherwise

2. the market adjusted value (if death occurred on or after age 75).

The market adjusted value will be determined as of the date on which due proof of death is received at our home office.

The above amount will be payable in a lump sum upon receipt of due proof of death of the annuitant.

Instead of a lump sum, payment may be made under an annuity payment plan provided amounts are calculated in accordance with the Code, and:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.      payments begin no later than one year after the date of death; and

3. the plan provides equal or substantially equal payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary. In this event, the reference to "annuitant" in the annuity payment plans section will apply to the beneficiary.

To whom are the death benefits payable?

Benefits will be paid equally to all primary beneficiaries surviving the annuitant. If none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant.

If no beneficiary survives the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

30368C

Who is the  beneficiary?

The beneficiary or beneficiaries are as named in the enrollment application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay any benefits in accordance with your last change of beneficiary request.

How do you change the beneficiary?

You may change the beneficiary any time while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

What is the spouse's option to continue this certificate?

If the annuitant's death occurs before the settlement date and before the annuitant's age 70 1/2, the annuitant's spouse, if designated as sole beneficiary, may elect in writing to postpone receipt of the death benefit and instead continue this certificate in force. The election by the spouse must be made within 60 days after we receive due proof of death. The certificate may be continued in force only until the date on which the annuitant would have attained age 70 1/2. Any annuity payment plan later elected by the spouse must provide amounts calculated in accordance with the Code.

What if the annuitant dies after settlement?

If the annuitant dies after settlement, the amount payable, if any, will be as provided in the annuity plan then in effect.

===========================================================================
Purchase Payment

===========================================================================

What is the purchase payment for this certificate?

The purchase payment for this certificate is shown under certificate data. It is payable to us on or before the date we deliver this certificate. It must be paid or mailed to us at our home office or to an authorized agent.

30368C

===========================================================================
Accumulation Value,
Cash Surrender Value,
Market Adjusted Value

===========================================================================

How is the accumulation value determined?

On the certificate date, the accumulation value of this certificate is the purchase payment. Thereafter, interest accrues from day to day for the guarantee period at the rate shown under certificate data. This rate represents an effective annual yield. At no time while the certificate is in force shall interest accrue at a rate less than 3% compounded annually. The accumulation value will be adjusted for any amounts surrendered.

Are there premium tax charges?

We reserve the right to deduct an amount from the accumulation value of this certificate at the time that any applicable premium taxes not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

How are renewal guarantee periods determined?

At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing 45 days before the renewal guarantee period. Each renewal guarantee period will be one year unless you elect a different length from those offered at the time. We must receive your written request at least 15 days before the renewal date. The renewal guarantee period may never extend beyond the settlement date.

The accumulation value on the renewal date will be equal to the accumulation value at the end of the guarantee period just ending. This value will earn interest at the renewal guarantee rate. Upon written request, within 45 days of the renewal guarantee period, we will notify you of the renewal guarantee rate then in effect for certificates renewing at that time. The actual renewal guarantee rate will be determined on the renewal date.

30368C

What is the market adjusted value and how is it determined?

The market adjusted value is the accumulation value on any date before the end of the current guarantee period adjusted by a formula. The formula adjustment reflects the relationship between:

1. the interest rate we are then crediting for new certificate sales and renewals (Form 30368) for the time remaining in your certificate's current guarantee period; and

2. the guaranteed interest rate applicable to your certificate's current guarantee period.

The market adjusted value may be more or less than the accumulation value.

The market adjusted value formula is as follows:

market adjusted value         =       renewal value
                                      (1 + ic + .0025)(N + t)

where:  renewal value         =       the accumulation value at the end of your
                                      current guarantee period.

               N              =       the number of complete certificate years
                                      to the end of your guarantee period.

               t              =       the  fraction  of the  certificate  year
                                      remaining to the end of your certificate year (for example, if 180 days remain in a 365 day certificate year, t would be .493)

               ic             =       the current  rate  offered  for new
                                      certificate sales and renewals  (Form
                                      30368) for the number of years left in
                                      your guarantee period (straight line
                                      interpolation  between whole year rates).
                                      If N is zero, ic is the rate for one year guarantee periods.

The market value adjustment is as follows:

market value adjustment = market adjusted value - accumulation value

30368C

There will be no market value adjustment made on the last day of a guarantee period.

Can you request surrender of any amounts under this certificate before settlement?

Yes. By written request to us and subject to the rules below you may:

1.  surrender this certificate for the total cash surrender value;

2. partially surrender this certificate for a part of the cash surrender value.

How is the cash surrender value determined?

The cash surrender value is the market adjusted value less a surrender charge. The surrender charge is based on the amount surrendered and the certificate year in which the surrender is made. The schedule of surrender charges is shown under certificate data.

After the first certificate anniversary, surrender charges will not apply to surrenders of amounts totaling up to 10% of the certificate accumulation value as of the last certificate anniversary.

What are the rules for a surrender or partial surrender?

The amount surrendered and any applicable market value adjustment or surrender charge will be deducted from the accumulation value of the certificate on the date of surrender. You may surrender all or a portion of the cash surrender value. However, the accumulation value that remains after a partial surrender must be at least $2,000. Any partial surrender must be at least $250.

The surrender payment will normally be mailed to you within seven days of the receipt of your written request.

Upon surrender of this certificate for the total cash surrender value, this certificate will terminate. We may require that you return this certificate to our home office before we pay the total cash surrender value.

What distributions are prohibited if your certificate is a TSA?

To meet the requirements of Section 403(b) of the Code, unless otherwise provided in the Code, no amounts may be distributed unless you have:

30368C

1.  attained age 59-1/2; or
2.  separated from service; or
3.  died; or

4.  become disabled (as defined in Section 72(m)(7) of the Code); or
5.  encountered hardship (within the meaning of Section 403(b) of the Code).

and then only such amounts as the Code may provide.

We will require satisfactory written proof of the event(s) in items 1 through 5 above prior to any distribution from the certificate.

Can we delay or suspend payment of a partial or full surrender?

We may defer payment of any partial or full surrender for a period not to exceed 6 months from the date we receive your surrender request or the period permitted by state insurance law, if less. If we defer payment more than 30 days, we will pay annual interest of at least 3% on the amount deferred.

Will you receive information about your certificate values?

Yes. At least once a year we will send you a statement showing both the accumulation value and the cash surrender value of this certificate. The statement will specify the surrender charge and market value adjustment used to determine the cash surrender value. This statement will be based on any laws or regulations that apply.

We will also notify you 45 days before the end of a guarantee period concerning renewal periods available and your right to surrender without a market value adjustment on the last day of your guarantee period.

30368C

==========================================================================
Annuity Payment Plans
===========================================================================

When will annuity payments begin?

The first payment will be made as of the settlement date. Before payments begin, we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this certificate for a supplemental contract which provides the annuity payments.

Can you change the settlement date?

Yes. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our home office.

The settlement date cannot be earlier or later than such date as may be required or permitted by law or the applicable retirement plan.

Notwithstanding either of the above, the settlement date cannot be later than the later of:

1.  the certificate anniversary nearest the annuitant's 85th birthday; or

2. the 10th certificate anniversary.

What are the annuity payment plans?

There are different ways to receive annuity payments. We call these plans.

Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten, or fifteen years. You must select the guaranteed period.

Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

30368C

Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid for the lifetime of the annuitant and a joint annuitant. When either the annuitant or joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

What are the requirements for selecting a plan?

You may elect by written notice to us at any time at least 30 days prior to the settlement date, to have the market adjusted value applied on the settlement date to provide:

1. lump-sum payment as a result of a total surrender as provided under cash surrender value provision of this certificate; or

2. one of the annuity payment plans shown herein. Amounts payable under any such annuity payment plan will be calculated in accordance with the Code.

        Any such annuity payment plan must be provided:

        a. in equal or substantially equal payments over a period no longer than the life of the annuitant or over the life of the annuitant and a joint annuitant; or

        b. in equal or substantially equal payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant.

        c.     any annuity  payment plan  selected  must also,  if selected by a
               non-spouse   beneficiary,   meet  the  incidental  death  benefit
               requirements under the Code.

If at least 30 days before the settlement date we have not received at our home office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years, unless otherwise required by the Code.

If the amount to be applied to a plan is not at least $2,000, or if payments are to be made to other than a natural person, we have the right to make a lump-sum payment of the cash surrender value.

30368C

How will payments be made?

Payments will be made by us by check. The check must be personally endorsed by the payee or payees as well as the annuitant (or joint annuitant under Plan D). If the annuitant or joint annuitant does not endorse the check, other evidence must be furnished to show that the annuitant or joint annuitant is still alive.

30368C

===========================================================================
Table of Settlement Rates

===========================================================================

What will be the amount of the monthly annuity payments?

The amount of each monthly annuity payment for each $1,000 of market adjusted value applied under any payment Plan will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below. The amount of such payments under Plans A, B, and C will depend upon the adjusted age of the annuitant on the settlement date. The amount of such payments under plan D will depend on the adjusted age of the annuitant and the joint annuitant on the settlement dates. Adjusted age means the age on the annuitant's nearest birthday minus an "adjustment" based on the calendar year of birth of the annuitant as follows:

Calendar                                     Calendar
Year of                                      Year of

Annuitant's                   Adjust-        Annuitant's                 Adjust-
Birth                         ment           Birth                         ment
-----                         ----           -----                         ----
Prior to 1920                 0              1945 through 1949             6
1920 through 1924             1              1950 through 1959             7
1925 through 1929             2              1960 through 1969             8
1930 through 1934             3              1970 through 1979             9
1935 through 1939             4              1980 through 1989             10
1940 through 1944             5              After 1989                    11

30368C


-----------------------------------------------------------------------------------------------------------------------------------
Amount of Each Monthly Annuity Payment Per $1,000 Applied

-----------------------------------------------------------------------------------------------------------------------------------
            Plan A            Plan B             Plan C                              Plan D - Joint and Survivor
                                                                                     Adjusted Age of Joint Annuitant
-----------------------------------------------------------------------------------------------------------------------------------
Adj.        Life     5 Years  10 Years 15 Years   With     Adj.  10 Years 5 Years    Same      5 Years      10 Years
Age*      Income     Certain  Certain  Certain    Refund   Age*  Younger  Younger    Age        Older         Older
-----------------------------------------------------------------------------------------------------------------------------------
55          4.84     4.83     4.80     4.74       4.71     55    4.07     4.20       4.34        4.47          4.58
56          4.92     4.91     4.87     4.81       4.77     56    4.10     4.25       4.40        4.53          4.65
57          5.00     4.99     4.95     4.88       4.85     57    4.15     4.30       4.45        4.60          4.72
58          5.09     5.08     5.03     4.96       4.92     58    4.19     4.35       4.52        4.67          4.80
59          5.19     5.17     5.12     5.04       5.00     59    4.24     4.41       4.58        4.75          4.89
60          5.29     5.27     5.22     5.12       5.09     60    4.28     4.47       4.65        4.83          4.98
61          5.40     5.38     5.32     5.21       5.18     61    4.34     4.53       4.73        4.92          5.07
62          5.52     5.50     5.42     5.30       5.27     62    4.39     4.60       4.81        5.01          5.18
63          5.65     5.62     5.53     5.39       5.37     63    4.45     4.67       4.90        5.11          5.29
64          5.78     5.75     5.65     5.49       5.48     64    4.51     4.75       4.99        5.21          5.41
65          5.92     5.89     5.77     5.58       5.59     65    4.58     4.83       5.09        5.33          5.53
66          6.08     6.03     5.90     5.69       5.71     66    4.65     4.92       5.19        5.45          5.67
67          6.24     6.19     6.04     5.79       5.83     67    4.72     5.01       5.30        5.58          5.81
68          6.42     6.36     6.19     5.90       5.97     68    4.80     5.11       5.42        5.72          5.97
69          6.61     6.54     6.34     6.01       6.11     69    4.89     5.21       5.55        5.88          6.14
70          6.81     6.74     6.50     6.12       6.26     70    4.98     5.33       5.69        6.04          6.33
71          7.04     6.95     6.67     6.22       6.42     71    5.07     5.45       5.85        6.22          6.52
72          7.28     7.17     6.84     6.33       6.59     72    5.18     5.58       6.01        6.41          6.74
73          7.54     7.41     7.02     6.44       6.77     73    5.29     5.72       6.19        6.62          6.97
74          7.83     7.67     7.21     6.54       6.97     74    5.41     5.88       6.38        6.84          7.22
75          8.14     7.95     7.40     6.64       7.17     75    5.53     6.04       6.58        7.09          7.49
-----------------------------------------------------------------------------------------------------------------------------------
*Adjusted age of annuitant

-----------------------------------------------------------------------------------------------------------------------------------
The table above is based on the "1983  Individual  Annuitant  Mortality Table A"
assuming an interest rate of 4% per year compounded  annually.  Settlement rates for any age not shown above will be  calculated on the same basis as those rates shown in the table  above.  Such rates  will be  furnished  by us upon  request.
Amounts shown in the Table below are based on an assumed interest rate of 4% per year compounded annually.

-----------------------------------------------------------------------------------------------------------------------------------
Plan E Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

-----------------------------------------------------------------------------------------------------------------------------------
    Years            Monthly           Years           Monthly        Years            Monthly
    Payable          Payment           Payable         Payment        Payable          Payment
    -------         -------           -------          -------        -------          -------
       10              $10.06            17              $6.71          24               $5.35
       11               9.31             18               6.44          25                5.22
       12               8.69             19               6.21          26                5.10
       13               8.17             20               6.00          27                5.00
       14               7.72             21               5.81          28                4.90
       15               7.34             22               5.64          29                4.80
       16               7.00             23               5.49          30                4.72
-----------------------------------------------------------------------------------------------------------------------------------

30368C

===========================================================================
Group Annuity
Certificate

===========================================================================


-  Purchase payment is payable in a single sum.
-  Annuity payments to begin on the settlement date.
-  This certificate is nonparticipating. Dividends are not payable.

AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

30368C